UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 4, 2012

GSE Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35382	77-0619069
(Commission File Number)	(IRS Employer Identification No.)

19103 Gundle Road, Houston, TX	77073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 443-8564

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2012, the Board of Directors of GSE Holding, Inc. (the “Company”) appointed Craig A. Steinke as a director of the Company, to serve until a successor is elected and qualified. He will serve on the Audit Committee.

Mr. Steinke served as President and Chief Executive Officer of Eagle Family Foods, Inc., a manufacturer and marketer of consumer food products, from 1998 to 2007 and as President and Chief Executive Officer of GPX International Corporation, a manufacturer and distributor of industrial tires, from 2007 to 2010. Since 2006, Mr. Steinke has served as an active board director of both public and private manufacturing organizations, and since 2007 he has served as a corporate advisor providing strategic and operational development for selected organizations, with a focus in the manufacturing sector. Mr. Steinke is currently an operating partner of Sterling Investment Partners, a private equity investment organization.

In connection with his appointment and consistent with the Company’s past practices, Mr. Steinke will receive a grant of 3,750 shares of restricted stock which will vest on the first anniversary of the grant date. Mr. Steinke also will receive compensation for his service as a director of the Company in accordance with the Company’s standard compensation arrangements for non-employee and non-affiliate directors, which are discussed in Item 11, “Executive Compensation—Director Compensation” of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2012.

A copy of the press release issued by the Company with respect to the appointment of Mr. Steinke is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release of GSE Holding, Inc., dated June 4, 2012

SignatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2012	GSE HOLDING, INC.

/s/ William F. Lacey
	By:	William F. Lacey
	Title:	Executive Vice President and Chief Financial Officer